UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Sections 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event
reported): January 7, 2003

RACI HOLDING, INC.
(Exact name of registrant as specified in its charter)

Delaware	333-4520	51-0350929
(State or other jurisdiction of	Commission File Number	(I.R.S. Employer
Incorporation or organization)		Identification No.)

870 Remington Drive
P.O. Box 700
Madison, North Carolina 27025-0700
(Address of principal executive offices)
(Zip Code)

(336) 548-8700
(Registrant’s telephone number, including area code)

Item 5. Other Events.

The registrant and Remington Arms Company, Inc. (“Remington”), a subsidiary of the registrant, collectively referred to as the Company, announced their intention to refinance Remington’s existing indebtedness through the offering of $175 million aggregate principal amount of Senior Notes due January 2011 (the “Notes”), the repayment of all amounts outstanding under their existing credit agreement concurrently with the termination of all commitments thereunder, the cash collateralization of approximately $5.1 million of outstanding letters of credit (to the extent the letters of credit are not otherwise replaced) and the redemption of all of their 9 1/2% Senior Subordinated Notes due 2003 (the “Old Notes”), at a redemption price equal to 100% of the aggregate principal amount of Old Notes outstanding, plus accrued and unpaid interest.

In connection with the offering of the Notes, Remington expects to enter into a new working capital facility, with available commitments of up to $125.0 million, subject to borrowing base and other limitations.

The registrant also announced that it intends to issue and sell approximately $30.0 million of shares of common stock to a fund managed by Bruckmann, Rosser, Sherrill & Co. L.L.C., (the “BRS Fund”), a New York based private equity investment firm, and to repurchase a portion of its outstanding shares of common stock and cancel or repurchase options and deferred shares in respect of its common stock, in an aggregate amount of approximately $161.0 million consisting of cash and approximately $31.0 million aggregate amount of senior notes of the registrant. The refinancing is expected to occur concurrently with the issuance of the Notes. The closing of the sale of the Notes is not conditioned upon the closing of the new working capital facility, the completion of the BRS investment or the repurchase of the registrant’s common stock, which may occur, if at all, later than the issuance of the Notes.

Following the completion of the refinancing and, if completed, the BRS investment, and the repurchase of common stock, the Clayton & Dubilier Private Equity Fund IV Limited Partnership, a fund managed by Clayton, Dubilier & Rice, Inc., the private equity investment firm that sponsored the acquisition of Remington in December 1993, which currently owns approximately 87% of the common stock of the registrant, is expected to own no more than 49.0% of the registrant’s outstanding capital stock, and the BRS Fund is expected to own no less than 48.0% of the registrant’s capital stock on a fully diluted basis.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

RACI HOLDING, INC. (Registrant)

Date:	January 7, 2003	By:	/S/ MARK A. LITTLE
		Name:	Mark A. Little
		Title:	Executive Vice President, Chief Financial Officer, Chief Administrative Officer and Treasurer

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